EXHIBIT 10.13

                KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

        THIS AGREEMENT, made and entered into as of the 2nd day of September, 1994, by and between OSHKOSH TRUCK CORPORATION, a Wisconsin corporation (hereinafter referred to as the "Company") and Robert G. Bohn (hereinafter referred to as "Executive"):

                              W I T N E S S E T H :

        WHEREAS, the Executive is employed by the Company in a key executive capacity and possesses intimate knowledge of the business and affairs of the Company; and

        WHEREAS, the Company desires to insure, insofar as possible, that it will continue to have the benefit of the Executive's services and to protect its confidential information and goodwill; and

        WHEREAS, the Company recognizes that circumstances may arise in which a change in the control of the Company through acquisition or otherwise occurs, thereby causing uncertainty of employment without regard to the Executive's competence or past contributions which uncertainty may result in the loss of valuable services of the Executive to the detriment of the Company and its shareholders, and the Company and the Executive wish to provide reasonable security to the Executive against changes in the Executive's relationship with the Company in the event of any such change in control; and

        WHEREAS, both the Company and the Executive are desirous that any proposal for a change in control or acquisition will be considered by the Executive objectively and with reference only to the business interests of the Company and its shareholders; and

        WHEREAS, the Executive will be in a better position to consider the Company's best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

        1.  Definitions.

        (a) Act. For purposes of this Agreement, the term "Act" means the Securities Exchange Act of 1934.

        (b) Base Period Income. For purposes of this Agreement, the term "Base Period Income" shall be an amount equal to the Executive's Annualized Includible Compensation for the Base Period as defined in
   Section 280G(d)(1) and (2) of the Code (as hereinafter defined).

        (c) Cause. "Cause" for termination by the Company of the Executive's employment after a Change of Control of the Company (as hereinafter defined) shall, for purposes of this Agreement, be limited to
   (i) the engaging by the Executive in willful and intentional conduct which has caused demonstrable and serious injury to the Company, monetary or otherwise, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony, as evidenced by binding and final judgment, order, or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all right of appeal; and (iii) willful and unreasonable neglect or refusal by the Executive to perform the Executive's duties or responsibilities (unless significantly changed without the Executive's consent).

        (d) Change in Control of the Company. For purposes of this Agreement, a "Change in Control of the Company" shall mean a change in control of a nature that would be required to be reported in response to
   Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Act, as amended; provided that, without limitation, such a change in control shall be deemed to have occurred (i) if any Person (as hereinafter defined), other than the Company or any Person who on the date hereof is a director or officer of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act, as amended), directly or indirectly of securities of the Company representing 25% of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years during the term of this Agreement, individuals who, at the beginning of such period, constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

        (e) Code. For purposes of this Agreement, the term "Code" means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

        (f) Employment Period. For purposes of this Agreement, the term "Employment Period" means a period commencing on the date of a Change of Control of the Company, and ending on the earlier of the third anniversary of such date or the Executive's Normal Retirement Date.

        (g) Good Reason. For purposes of this Agreement, the Executive shall have a "Good Reason" for termination of employment after a Change in Control of the Company in the event of:

              (i) any breach of this Agreement by the Company, including specifically any breaches by the Company of its agreements contained in
   Section 4 hereof.

             (ii) the removal of the Executive from or any failure to re-elect the Executive to any of the positions held on the date of the Change in Control of the Company or any other positions to which the Executive shall thereafter be elected or assigned except in the event that such removal or failure to re-elect relates to the termination by the Company of the Executive's employment for Cause or by reason of disability pursuant to Section 12 hereof;

             (iii) a good faith determination by the Executive that there has been a significant adverse change, without the Executive's written consent, in working conditions or status, including but not limited to (A) a significant change in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities, or (B) a reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements available to a level below that which is reasonably necessary for the performance of such duties.

             (iv) any voluntary termination of employment by the Executive following the first anniversary of the Change in Control of the Company.

        (h) Person. For purposes of this Agreement, "Person" shall mean any individual, partnership, joint venture, association, trust, corporation or other entity (including a "group" as defined in Section 13(d)(3) of the Act).

        (i) Normal Retirement Date. For purposes of this Agreement, the term "Normal Retirement Date" means Normal Retirement Date as defined in the Oshkosh Truck Corporation Retirement Plan for Salaried Employees.

        (j) Termination Date. For purposes of this Agreement, except as otherwise provided in Section 10(b) hereof, the term "Termination Date" means (i) if the Executive's employment is terminated by the Executive's death, the date of death; (ii) if the Executive's employment is terminated by reason of voluntary early retirement, the agreed upon date of such early retirement; (iii) if the Executive's employment is terminated by reason of disability, thirty (30) days after the delivery of the Notice of Termination unless the Executive shall, prior to the expiration of such period, have returned to the performance of the Executive's duties on a full-time basis; (iv) if the Executive's employment is terminated by the Executive voluntarily other than for Good Reason the date of the Notice of Termination; and (v) if the Executive's employment is terminated by the Company other than by reason of disability, or by the Executive for Good Reason, thirty (30) days after the delivery of the Notice of Termination; provided, that if termination is for Cause pursuant to Section 1(c)(iii) of this Agreement, that the conduct constituting such Cause as described by the Company in its Notice of Termination has not been cured by the Executive within such thirty (30) day period. Notwithstanding the foregoing, the Termination Date shall be delayed as follows: (A) if, within any period referred to above following receipt of a Notice of Termination the party receiving the Notice of Termination notifies the other party in good faith that a dispute exists concerning the termination, the Termination Date shall be the earlier of the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or the end of the Employment Period and (B) if the opinion required to be delivered pursuant to Section 9(b)(ii) hereof shall not have been delivered, the Termination Date shall be the earlier of the date on which such opinion is delivered or the end of the Employment Period.

        2. Termination or Cancellation Prior to Change in Control. The Company and the Executive shall each retain the right to terminate the employment of the Executive at any time prior to a Change in Control of the Company. In the event the Executive's employment is terminated prior to a Change in Control of the Company this Agreement shall be terminated and canceled and of no further force and effect and any and all rights and obligations of the parties hereunder shall cease.

        3. Employment Period. If a Change in Control of the Company occurs when the Executive is employed by the Company, the Company will continue thereafter to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Company, in accordance with the terms and provisions of this Agreement.

        4. Duties. During the Employment Period, the Executive shall, in the same capacities and positions held by the Executive at the time of such Change in Control of the Company or in such other capacities and positions as may be agreed to by the Company and the Executive in writing, devote the Executive's best efforts and all of the Executive's business time, attention and skill to the business and affairs of the Company, as such business and affairs now exist and as they may hereafter be conducted. The services which are to be performed by the Executive hereunder are to be rendered in the same metropolitan area in which the Executive was employed at the time of such Change in Control, or in such other place or places as shall be mutually agreed upon in writing by the Executive and the Company from time to time. Without the Executive's consent the Executive shall not be required to be absent from the metropolitan area more than 45 days in any fiscal year.

        5. Compensation. During the Employment Period, the Executive shall be compensated as follows:

        (a) The Executive shall receive, at such intervals and in accordance with such standard policies as may be in effect on the date of the Change in Control of the Company, an annual salary not less than the Executive's annual salary as in effect as of the date of the Change in Control of the Company, subject to adjustment as herein-after provided;

        (b) The Executive shall be reimbursed, at such intervals and in accordance with such standard policies as may be in effect on the date of the Change in Control of the Company, for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company, including travel expenses;

        (c) The Executive shall be included to the extent eligible thereunder in any and all plans providing general benefits for the Company's employees, including but not limited to, group life insurance, hospitalization, disability, medical, dental, pension, profit sharing and stock bonus plans and be provided any and all other benefits and perquisites made available to other employees of comparable status and position, at the expense of the Company on a comparable basis;

        (d) The Executive shall receive annually not less than the amount of paid vacation and not fewer than the number of paid holidays received annually immediately prior to the Change in Control of the Company or such greater amount of paid vacation and number of paid holidays as may be made available annually to other employees of comparable status and position with the Company and;

        (e) The Executive shall be included in all plans providing special benefits to senior executives, including but not limited to bonus, deferred compensation, incentive compensation, supplemental pension, stock option, stock appreciation, stock bonus and similar or comparable plans extended by the Company from time to time to senior corporate officers, key employees and other employees of comparable status.

        6. Annual Compensation Adjustments. During the Employment Period the Board of Directors of the Company or an appropriate committee thereof will consider and appraise, at least annually, the contributions of the Executive to the Company's operating efficiency, growth, production and profits, and, in accordance with past practice, due consideration shall be given to the upward adjustment of the Executive's compensation rate, at least annually, commensurate with increases generally given to other senior corporate officers and key employees and as the scope and success of the Company's operations or the Executive's duties expand.

        7. Termination For Cause or Without Good Reason. If, during the Employment Period, the Executive's employment is terminated for Cause, or if the Executive voluntarily terminates the Executive's employment other than for Good Reason, any such termination to be subject to the procedures set forth in Section 13 hereof, then the Executive shall be entitled to receive only Accrued Benefits pursuant to Section 9 hereof.

        8. Termination Giving Rise to a Termination Payment.

        (a) If, during the Employment Period, the Executive's employ-ment is terminated by the Executive for Good Reason or by the Company other than by reason of death or disability or Cause, then the Executive shall be entitled to receive and the Company shall promptly pay Accrued Benefits and, in lieu of further salary payments for periods following the Termination Date, as liquidated damages and severance pay, a Termination Payment.

        (b) If, during the Employment Period, the Executive's employment is terminated and the Executive is entitled to Accrued Benefits and a Termination Payment, then the Executive shall continue to be covered at the expense of the Company by the same or equivalent hospital, medical, dental, accident, disability and life insurance coverage as Executive was covered by immediately prior to the date the Notice of Termination is received until the earlier of the expiration of the Employment Period or until the Executive has obtained new employment and thereby becomes eligible for comparable benefits.

        9. Payments Upon Termination.

        (a) Accrued Benefits. For purposes of this Agreement, the Executive's Accrued Benefits shall include the following amounts, payable as described herein: (i) All salary earned or accrued through the Termination Date;
   (ii) reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive through the Termination Date; (iii) any and all other cash benefits previously earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plans then in effect; (iv) a lump sum payment of the bonus or incentive compensation otherwise payable to the Executive with respect to the year in which termination occurs under any bonus or incentive compensation plan or plans in which the Executive is a participant; and (v) all other payments and benefits (other than severance payments) to which the Executive may be entitled under the terms of any benefit plan of, or individual employment contract with, the Company. Payment of Accrued Benefits shall be made promptly in accordance with the Company's prevailing practice with respect to Subsections (i) and (ii), or with respect to Subsections (iii), (iv) and (v) pursuant to the terms of the benefit plan or contract establishing such benefits.

        (b) Termination Payment.

             (i) For purposes of this Agreement and subject to the limits set forth in Section 9(b)(ii) hereof, the Executive's Termination Payment shall be an amount equal to (A) the Executive's annual salary, as in effect on the date of the Change in Control of the Company as adjusted upward, from time to time, pursuant to Section 6 hereof plus (B) the amount of the highest annual bonus award paid to the Executive with respect to the three years preceding the Termination Date (the aggregate amount set forth in (A) and (B) hereof shall hereafter be referred to as "Annual Cash Compensation"), times the number of years (rounded to the nearest one-twelfth) remaining in the Employment Period determined as of the date the Notice of Termination is received, provided, however, that such amount shall not be less than the amount of Executive's Annual Cash Compensation. The Termination Payment shall be payable in one of two alternative methods as determined pursuant to Sec. 17 hereof, either (x) in a lump sum within ten (10) days of the (y) Date hereunder or in 36 equal and consecutive monthly installments with the first such installment due and payable on the first business day of the month immediately following the Termination Date. Such Termination Payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of such payment by securing other employment or otherwise, nor will such payment be reduced by reason of the Executive securing other employment or for any other reason. The Termination Payment shall be paid in lieu of any severance pay due to the Executive pursuant to any severance or employment agreement with or severance payment plan of the Company.

        (ii) Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate "Total Payments") would constitute an "excess parachute payment," then the Total Payments to be made to the Executive shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code. For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 280G of the Code, and such "parachute payments" shall be valued as provided therein. Within sixty days following delivery of the Notice of Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Company, at the Company's expense, shall obtain the opinion of such legal counsel, which need not be unqualified, as the Executive may choose, which sets forth (a) the amount of the Base Period Income of the Executive, (b) the present value of Total Payments and (c) the amount and present value of any excess parachute payments. The opinion of such legal counsel shall be supported by the opinion of a certified public accounting firm and, if necessary, a firm of recognized executive compensation consultants. Such opinion shall be binding upon the Company and the Executive. In the event that such opinion determines that there would be an excess parachute payment, the Termination Payment hereunder or any other payment determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty days of his receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. The provisions of this sub- paragraph 9(b)(ii), including the calculations, notices and opinion provided for herein shall be based upon the conclusive presumption that (x) the compensation and benefits provided for in Section 5 hereof and (y) any other compensation, including but not limited to the Accrued Benefits, earned prior to the Termination Date by the Executive pursuant to the Company's compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control or the Termination Date, are reasonable.

             (iii) If, notwithstanding the provisions of subparagraph (ii) of this Section 9(b), it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of Total Payments is subject to excise tax under Section 4999 of the Code, the Executive shall be entitled to receive a lump-sum payment sufficient to place the Executive in the same net after-tax position, computed by using the Special Tax Rate as such term is defined below, that the Executive would have been in had such payment not been subject to such excise tax and had the Executive not incurred any interest charges or penalties in respect of the imposition of such excise tax. For purposes of this Agreement, the Special Tax Rate shall be the highest effective federal and state marginal tax rates applicable to the Executive in the year the payment contemplated under this paragraph is made.

             (iv) In the event that the provisions of Sections 280G and 4999 of the Code are repealed, Sections 9(b)(ii) and 9(b)(iii) shall be of no further force or effect.

        10. Death. If the Executive shall die during the Employment Period, the Executive's employment shall terminate and the Executive's estate, heirs and beneficiaries shall receive all the Executive's Accrued Benefits through the Termination Date.

        11. Retirement. If, during the Employment Period, the Executive and the Company shall execute an agreement providing for the early retirement of the Executive from the Company, or the Executive shall otherwise voluntarily choose to retire early from the Company, the Executive shall receive Accrued Benefits through the Termination Date, provided, that if the Executive's employment is terminated by the Executive for Good Reason or by the Company other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, the Executive shall also be entitled to receive a Termination Payment pursuant to Section 8(a) hereof.

        12. Termination for Disability. If, during the Employment Period, as a result of the Executive's disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive's duties hereunder on a full-time basis for six consecutive months, and within thirty (30) days after the Company notifies the Executive in writing that it intends to terminate the Executive's employment, the Executive shall not have returned to the performance of the Executive's duties hereunder on a full-time basis, the Company may terminate the Executive's employment pursuant to the procedure set forth in Section 13 hereof. During the term of the Executive's disability prior to termination, the Executive shall continue to receive all salary and benefits payable under Section 5 hereof, including participation in all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the disability, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event the Executive's employment is terminated on account of the Executive's disability in accordance with this Section, the Executive shall receive any Accrued Benefits in accordance with Section 9 hereof and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.

        13. Termination Notice and Procedure. Any termination by the Company, or the Executive, of the Executive's employment during the Employment Period shall be communicated by written Notice of Termination to the Executive if such Notice is delivered by the Company and to the Company if such Notice is delivered by the Executive, all in accordance with the following procedures:

        (a) The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

        (b) Any Notice of Termination by the Company shall be approved by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office, specifying in detail the basis for such termination.

        (c) The Executive shall have 30 days or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive's employment under this Agreement.

        (d) In the event that, within 30 days following the date of receipt of the Notice of Termination, the opinion referred to in Section 9(b)(ii) hereof shall not have been delivered or one party notifies the other that a dispute exists concerning the termination, the Executive's employment under this Agreement shall not be terminated until such determination is delivered or until the dispute is finally resolved either by mutual written agreement of the parties, or pursuant to a final arbitration award in accordance with Section 22 hereof, as the case may be; provided, however, that in no event shall such employment extend beyond the Employment Period.

        14. Further Obligations of the Executive.

        (a) Competition. The Executive agrees that if, during the Employment Period, the Executive's employment is terminated in a manner such that the Executive will or has received a Termination Payment, the Executive shall not, during the balance of the Employment Period, (i) act in a similar capacity for any business enterprise which competes to a substantial degree with the Company or (ii) without the prior written approval of the Company's Board of Directors, participate in the management of any business enterprise that engages in substantial competition with the Company or its subsidiaries, where such enterprise's sales of any product or service competitive with any products or service of the Company or its subsidiaries amount to 10% of such enterprise's net sales for its most recently completed fiscal year and the Company's consolidated net sales of said product or service amount to 10% of the Company's consolidated net sales for its most recently completed fiscal year; provided, however, that nothing in this Section 14(a) shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor.

        (b) Confidential Information. During and following the Executive's employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company, except to the extent authorized in writing by the Board of Directors of the Company or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials or copies thereof, relating to the Company's business which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

        15. Expenses and Interest. If, after a Change in Control of the Company a good faith dispute arises with respect to the enforcement of the Executive's rights under this Agreement or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the Executive shall recover from the Company any reasonable attorney's fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding, and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by FIRSTAR BANK MILWAUKEE, N.A., from time to time as its prime rate from the date that payments to him should have been made under this Agreement.

        16. Payment Obligations Absolute. Except as set forth in Section 18 of this Agreement, the Company's obligation during and after the Employment Period to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatsoever.

        17. Election of Payment Alternatives. At any time prior to the Termination Date, the Executive shall have the right to specify the alternative method of payment of the Termination Payment to be used by filing a written election thereof with the Secretary of the Company; provided, however, if no election has been filed by the Executive prior to the Term Date, the method of payment of the Term Payment shall be at the option of the Board of Directors. If the Term Payment is made using the installment method, the Company shall purchase a life insurance policy on the life of the Executive prior to the first installment payment naming the Company as beneficiary. Such insurance shall have a term of at least 37 months and shall provide proceeds in the event of the Executive's death at least equal to the amount of remaining installment payments at the time of the Executive's death. The Company shall not, however, be required to purchase such life insurance policy if the total cost of such life insurance policy exceeds the amount of the Termination Payment.

        18. Successors.

        (a) If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person, excluding affiliates of the Company, or if the Company merges into or consolidates or otherwise combines with any Person which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to the Person which is either the acquiring or successor corporation, and such Person shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of the Company to obtain such assignment shall be a breach of this Agreement. In case of such assignment by the Company and of assumption and agreement by such Person, all further rights as well as all other obligations of the Company under this Agreement thenceforth shall cease and terminate and thereafter the expression "the Company" wherever used herein shall be deemed to mean such Person(s).

        (b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive under Sections 7, 10, 11 and 12 hereof if the Executive had lived shall be paid, in the event of the Executive's death, to the Executive's estate, heirs and representatives. All amounts still payable to the Executive, if any, under
   Section 8 hereof on the date of the Executive's death shall be paid to the Executive's estate, heirs and administrators our of the proceeds of the life insurance policy referred to in Section 17 hereof, provided, however, that if such life insurance policy is not obtained because the total cost of the policy exceeds the amount of the Termination Payment, the Company shall have no further obligation to make such payments after the Executive's death. This Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation or other entity to which all or sub-stantially all of the Company's business and assets shall be transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

        19. Enforcement. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

        20. Amendment.   This Agreement may not be amended or modified at any
   time except by written instrument executed by the Company and the Executive.

        21. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

        22. Governing Law; Arbitration. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall be determined by arbitration in Milwaukee, Wisconsin under the rules of the American Arbitration Association then in effect and judgment upon any award pursuant to such arbitration may be enforced in any court having jurisdiction thereof.

        23. Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to the Board of Directors of Oshkosh Truck Corporation, Attention: Corporate Secretary, 2307 Oregon St., Oshkosh, WI 54903, or if to the Executive, at the address set forth below the Executive's signature line of this Agreement, or to such other address as the party to be notified shall have given to the other.

        24. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

        25. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                            OSHKOSH TRUCK CORPORATION:

                            By:  ____________________________
                                 Name:  R. Eugene Goodson
                                 Title: Chairman & CEO

   [CORPORATE SEAL]          Attest: ________________________
                                 Name: Connie S. Stellmacher
                                 Title: Adm. Asst/Asst Corp Secretary


                              __________________________________(SEAL)
                               Name:  Robert G. Bohn  (Executive)
                               Address: 1225 Washington Ave
                                        Oshkosh, WI 54901